VOLTDELTA
CONNECTING PEOPLE & INFORMATION

February 6, 2009

Eric Frandson
Vice President
Wells Fargo Bank
530 5th Avenue, 19th Floor
New York, NY 10036-5101

Subject: Voluntary Reduction of Revolving Loan Commitment under Credit Agreement dated December 19, 2006 and as amended on August 1, 2007 (hereinafter, "Credit Agreement") among Volt Delta Resources, LLC as Borrower, the financial institutions listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

Dear Mr. Frandson:

Pursuant to subsection 2.4A (ii) of the Credit Agreement referenced above, Volt Delta Resources, LLC hereby requests a reduction in the total amount of Revolving Loan Commitment from $100,000,000 to $75,000,000, effective February 13, 2009. This reduction will not affect the sublimit of swing line commitments specified in subsection 2.1 A(ii) (a), nor the sublimit for letters of credit specified in subsection 3.1 (ii). Please notify each Lender of this request and confirm their acceptance.

If there are any questions or concerns, please do not hesitate to contact us.

VOLT DELTA RESOURCES, LLC

By: [signature]
Salvatore A. Sacco
Vice President, Chief Financial Officer

cc: Steven Shaw, Jack Egan, Ludwig Guarino, Sarah Thomas, Raymond Falack, Peter Carmona